Exhibit 99.1

RAMACO RESOURCES, INC. ANNOUNCES ISSUANCE OF FINAL

MINING AND RECLAMATION PERMIT FOR

BERWIND MINE PROPERTY

(Lexington, Ky. June 29, 2017) Ramaco Resources, Inc. (NASDAQ symbol “METC”) announced today that the West Virginia Department of Environmental Protection issued the final reclamation and mine permit for its Low Volatile Berwind mine.

The Berwind coal reserve consists of 31,200 acres of controlled mineral located on the border of West Virginia and Virginia, in McDowell County, West Virginia and Buchanan and Tazewell Counties, Virginia. The Berwind coal reserve consists of approximately 72 million clean recoverable tons of proven and probable reserves.

Pre-production development work will be initiated on July 5, 2017 with initial development production anticipated to begin in the 4th quarter 2017. Ultimate production from the Berwind mine has been estimated at over 800,000 clean tons per year.

“Receipt of the Berwind permit represents an important milestone in Ramaco’s overall long term production roll-out and will be the second largest mine complex in our mining portfolio. We are pleased to continue to execute on our long term strategy on achieving critical milestones in the development of our mining portfolio” Randall Atkins, Executive Chairman of Ramaco Resources, Inc. stated.

Michael Bauersachs, Chief Executive Officer and President of Ramaco Resources, Inc. stated, “The very hard work over the past two years from all of our operating, permitting and technical teams is what made this permit possible. With this critical permit in hand, we are now poised to immediately commence developing the Berwind mine.”

Ramaco Resources, Inc. is a developer and operator of high quality, low cost metallurgical coal in central and southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Ramaco Resources, Inc. undertakes no obligation to correct or update any forward-looking statement for any reason.